Exhibit 4.3

EMPLOYMENT AGREEMENT – RIAZ BANDALI

THIS AGREEMENT made effective the 25th day of July 2019 (the “Effective Date”),

BETWEEN:

EMERALD HEALTH THERAPEUTICS, INC., a company having its registered and records office at 2500 – 666 Burrard Street, Vancouver, BC, Canada;

(“Therapeutics” or the “Company”)

AND:

RIAZ BANDALI, Businessman, residing at 51 L’Oree Du Bois Ouest, Verdun, Quebec H3E 2A3

(the "Employee")

WHEREAS Therapeutics would like to hire the Employee as an employee of Therapeutics, and the Employee would like to be hired by Therapeutics as an employee, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.	Definitions

1.1 In this Agreement, including the recitals and the schedules, the defined words and expressions have the meanings set out on Schedule "A" to this Agreement.

2.	Scope of Engagement

2.1 Position. The Company hereby hires the Employee as the CEO of the Company and the Employee hereby agrees to such engagement.

2.2 Services. The Company engages the Employee to provide the services (the "Services") agreed to by the Employee and the Executive Chairman of the Company.

2.3 Reporting and Oversight Responsibility. The Employee will report to and take instructions from the Executive Chairman of the Company. The Employee will be entitled to work in the offices of the Company and of its subsidiaries; however, it is acknowledged that the Employee will mainly work out of his home office.

2.4 Commitment of the Employee. The Employee will devote sufficient time and attention to the Business and affairs of Therapeutics to provide the Services, use his or her best efforts to promote the interests of Therapeutics, and will carry out his or her Services honestly, in good faith and in the best interests of Therapeutics.

3.	Salary, Bonuses and Perks

3.1 Salary. The Company will pay to the Employee an annual base salary (the "Salary") of CDN $425,000, exclusive of Bonuses and Perks. The Salary will be payable in equal semi-monthly instalments on the fifteenth and last day of each month.

3.2 Annual Salary Review. The Board will review the Salary annually within 90 days of the end of each fiscal year, and otherwise as determined by the Board in its absolute discretion. Notwithstanding any other provision of this Agreement, the Board may decrease the Salary payable hereunder if the Board in the reasonable exercise of its fiduciary obligations considers the same to be necessary to preserve the Company’s capital. Any such reduction will be carried out pro rata among the members of the Company’s senior management team.

3.3 Bonus Entitlement. The Board will, within 90 days of the end of each fiscal year, determine the annual bonus in an amount equal to up to 35% of the Annual Salary, based on the Annual Bonus Entitlement Review, (the "Bonus"), if any, earned by the Employee for that fiscal year. Therapeutics will pay the Bonus to the Employee in a lump sum within 120 days following the end of the fiscal year for which it was earned.

3.4 Annual Bonus Entitlement Review. The milestones to be met by the Employee in any fiscal year in order to earn Bonuses will be agreed to between the Employee and the Board within 120 days of the beginning of such year.

3.5 Reimbursement of Expenses. Therapeutics will reimburse the Employee for all reasonable expenses incurred in the performance of his or her Services, provided that the Employee provides a written expense account in a form satisfactory to the CFO of Therapeutics, acting reasonably. In addition, the Company will pay the Employee $1,000 per month as compensation for the use of his personal car.

3.6 Health Insurance Perks. Therapeutics shall arrange for the Employee, at Therapeutics’ cost, to participate in the same group accident, medical, dental and hospital insurance coverage (the “Perks”) as Therapeutics provides to its employees. Therapeutics agrees to use its best efforts to have the Employee entitled to such Perks as soon as possible following the execution of this Agreement.

3.7 Vacation. The Employee will be entitled to four weeks’ vacation each fiscal year of the Company, pro-rated for any year the Employee is not employed throughout the year. Vacation shall be taken in the year for which it is earned at times mutually convenient to you and the Company, and in accordance with Company policy. Vacation time may not be carried forward into future years.

3.8 Other Boards, Charities and Business Activities. The Employee’s performance of personal, business or charitable activities or service on any boards of any private or public companies, shall be deemed not to be preventing the Employee from meeting his or her obligations to Therapeutics hereunder, so long as same are not competitive with the business of the Company. Therapeutics acknowledges and agrees that the Employee may have other business involvements, business interests and sources of business income with parties that Therapeutics does or does not have a business relationship with. The Employee is permitted to undertake such activities and retain all the compensation received from such activities provided that such activities do not prevent, inhibit or impair the Employee from meeting his or her obligations to Therapeutics hereunder.

4.	Options

4.1 On the Effective Date Therapeutics will grant the Employee options to purchase up to 360,000 common shares of Therapeutics at the minimum price allowed under the policies of the TSX Venture Exchange for five years, such option vesting 25% on the date of grant, and 25% on each of the first three anniversaries of the date of grant and, notwithstanding the foregoing, will fully vest on any Change of Control (as defined in the Company’s 2019 Omnibus Incentive Plan).

The Board will consider granting additional options to the Employee during its annual review of his compensation in Q1 2020.

5.	Term and Termination.

5.1 Employee's Right to Terminate Agreement for any Reason. The Employee may terminate this Agreement and his or her employment for any reason at any time upon providing 30 days’ prior written notice in writing to Therapeutics. Termination will be effective, at Therapeutics’ election, on a date which is no earlier than the date such notice is received and no later than the date which is 60 days following that date.

5.2 Therapeutics’ Right to Terminate this Agreement for Cause. The Company may terminate this Agreement and the Employee's employment for Cause at any time on written notice to the Employee. The date of termination will be the date specified in the written notice and may be, in the sole discretion of the Company, the same day the notice is given to the Employee, or such later date as the Company may decide.

5.3 Therapeutics’ Right to Terminate this Agreement without Cause. The Company may terminate this Agreement and the employment of the Employee without Cause at any time on 30 days’ prior written notice. The date of termination will be the date specified in the written notice and must be a date, which is not earlier than the required notice period.

5.4 Consequences of Termination of Agreement. Except as otherwise herein provided, all obligations of the Company to the Employee hereunder shall immediately terminate and cease as of the date of the termination of the Employee's engagement. The Company shall only be obliged to pay the Salary and any Bonuses agreed to but not yet paid as of the date of termination, with such payment to be made within 30 days of the date of termination. The Company may terminate all access of the Employee to the Company’s premises and property as of that date.

5.5 Damages. If the Employee's employment is terminated without Cause, or by Constructive Termination, or if there is a Change of Control and the Employee elects to terminate its, his or her engagement within six months of the Change of Control, in addition to the amounts payable pursuant to section 5.4, the Company will pay to the Employee within 30 days of the date of termination an amount (the "Damages") equal to:

(a)	if the Employee has been employed by the Company for one year or less, 12 months of Salary, and will further continue the Employee’s Perks for 12 months.

(b)	if the Employee has been employed by the Company for more than one year, 24 months of Salary, and will further continue the Employee’s Perks for 24 months;

(c)	Following the amounts payable on account of Damages, together with the amounts payable pursuant to section 5.4, will be in full and final settlement of all claims of any kind whatsoever that the Employee may have against the Company for Salary, Bonuses, Perks or for other damages of any kind whatsoever including, without limitation, for wrongful dismissal. In the event of the Death or Disability of the Employee or if the Employee is found to have been Constructively Terminated, the only amounts payable (which includes Damages as provided for above) that the Employee will be entitled to are as provided for in this section. If the Employee's engagement is terminated for Cause, the Employee shall not be entitled to any Damages.

5.6 Return of Property. On the termination of the Employee’s employment, the Employee shall return to Therapeutics all property belonging to Therapeutics in the Employee's possession or control. Notwithstanding the foregoing, the Employee will be entitled to keep and retain his or her laptop computer, office computer and smart phone.

6.	Confidential Information

6.1 Prior Confidential Information. The Employee represents and warrants to Therapeutics that he or she has not used or brought, and he or she will not use or bring, to Therapeutics any confidential information of any kind whatsoever of any prior party (the "Prior Business") with whom the Employee was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a employee in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the "Prior Involvement"). The parties acknowledge and agree that Therapeutics is not engaging the Employee to obtain such confidential information, and the Employee acknowledges that Therapeutics has advised the Employee to comply with any legal obligations of any kind whatsoever the Employee may have to such Prior Business. The Employee will hold Therapeutics harmless from any and all claims and damages of any kind whatsoever that Therapeutics may suffer as a result of the Employee breaching any of his or her obligations to such Prior Business in any regard.

6.2 Confidentiality. All Confidential Information will, during the Term of this Agreement and for a period of five years thereafter, be held by the Employee in a fiduciary capacity for Therapeutics, in the strictest confidence, and will be used by the Employee solely for the benefit of Therapeutics, and will not be used by the Employee, directly or indirectly, for any purpose other than for the benefit of Therapeutics, nor will the Employee divulge or communicate, directly or indirectly, such verbally, in writing or otherwise to any party.

6.3 Copying and Delivery of Records. The Employee will not, either during the Term of this Agreement or for a period of five years thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced unless expressly authorized to do so by the Company or unless required to fulfil the Services under this agreement. The Employee will promptly return to Therapeutics all written and electronic information, disks, tapes, memory devices and all copies of any of Confidential Information forthwith upon Therapeutics request, at any time, to do so.

7.	Directors and Officers Insurance

7.1 Insurance. The Company will purchase and maintain while the Employee remains an employee of the Company and for a period of two years thereafter directors’ and officers’ errors and omissions insurance for the benefit of the Employee, containing such customary terms and conditions and in such amounts as are available to the Corporation on reasonable commercial terms.

8.	Independent Legal Advice

8.1 Each party to the Agreement acknowledges and agrees that the other party has given it, him or her the opportunity to seek and obtain independent legal advice, and has recommended that it, he or she seek and obtain independent legal advice, with respect to the subject matter of this Agreement and for the purpose of ensuring its, his or her rights and interests are protected. Each party to the Agreement represents to the other that it, he or she has sought independent legal advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

9.	General

9.1 Time. Time shall be of the essence in this Agreement.

9.2 Assignment. This Agreement is not assignable by any party to the Agreement without the prior written consent of the other parties. This Agreement will endure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

9.3 Currency. Unless otherwise specified herein, all references to currency are to CDN dollars.

9.4 Governing Law and Attornment. This Agreement will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

9.5 Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.

9.6 Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or emailing same to the parties to the contact points they provide to each other from time to time.

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IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

EMERALD HEALTH THERAPEUTICS, INC.

SCHEDULE "A" – DEFINITIONS

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	"Affiliate" means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise.

(b)	"Board" means the Board of Directors of Therapeutics in place from time to time.

(c)	"Business" or "Business of Therapeutics" includes, without limitation, research, extraction, cultivation and marketing of medical and adult use cannabis and its derivatives.

(d)	"Cause" includes, without limitation, the following:

	(i)	the Employee’s commission of any act of gross negligence or gross incompetence in the conduct of his or her Services, or in the performance of his or her obligations under this Agreement;

	(ii)	a material breach or default of any term of this Agreement by the Employee if such material breach or default has not been remedied within 60 days after written notice of the material breach or default has been delivered by the Company to the Employee;

	(iii)	the Employee dying or becoming permanently disabled or disabled (which includes, without limitation, mental infirmary or mental illness, drug or alcohol abuse or impairment, or any other physical or mental impairment that materially interferes with the individual’s ability to perform his or her Duties) for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two-year period during the term of this Agreement; or

	(iv)	the Employee’s fraud, dishonesty or other material misconduct, wilful or otherwise, including, without limitation, the Employee being:

		(A)	convicted of a criminal offence involving fraud or dishonesty; or

		(B)	sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a material breach of corporate, commercial or securities rules, policies, laws or regulations.

For the purposes of this definition and without limitation, Cause does not include a reduction in the Employee's Salaries, Bonuses or Perks implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(e)	"Confidential Information" means information disclosed to the Employee, known by the Employee or developed by the Employee (alone or with others) as a consequence of or through:

	(i)	his or her position as a director, officer, employee or consultant of the Company or of an Affiliate of the Company; or

	(ii)	his or her relationship with Therapeutics or an Affiliate of Therapeutics;

which information is not generally known in the industry in which the Company or its Affiliates are or may operate, but only to the extent that such information relates to the Business of the Company including, without limitation, information relating to:

	(iii)	technologies, services and products owned, licensed or developed by or for the Company or its Affiliates;

	(iv)	Intellectual Property of Therapeutics and its Affiliates;

	(v)	existing or potential suppliers, customers and strategic Employees of the Company and its Affiliates;

	(vi)	business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of the Company and of its Affiliates;

	(vii)	revenue models, pricing strategies, billing methods of the Company and of its Affiliates; and

	(viii)	directors, officers, employees, consultants and professional advisors of the Company and of its Affiliates.

(f)	"Constructive Termination" means the termination of the Employee without Cause which shall mean:

	(i)	a material adverse change in the Services of the Employee, imposed unilaterally by the Company or the Board, such that the Employee's level of seniority with the Company is materially diminished without Cause;

	(ii)	a reduction in the then current Base Salary paid to the Employee by the Company without Cause, which, continues for a period longer than 12 months; or

	(iii)	a material reduction in the Perks received by, or the Bonuses which may be earned by, the Employee from the Company without Cause, which continues for a period of greater than 12 months;

other than a reduction in the Employee's Salary, Bonuses or Perks implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(g)	"Intellectual Property" is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

	(i)	knowledge and its embodiments including:

		(A)	technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how, concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

		(B)	business information including data, databases, business models, market research and forecasts; and customer lists;

	(ii)	interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

	(iii)	copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

	(iv)	all trademarks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by the Company or its Affiliates or otherwise relating to the business of the Company or any other business in which the Company or its Affiliates may become engaged.